As filed with the Securities and Exchange Commission on July 23, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NetLogic Microsystems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0455244
(State or other jurisdiction of incorporation or organization)	(IRS employer identification no.)

1875 Charleston Road

Mountain View, CA 94043

(650) 961-6676

(Address of principal executive offices)

2000 Stock Plan

2004 Equity Incentive Plan

2004 Employee Stock Purchase Plan

(Full title of the plan)

Ronald S. Jankov

President and Chief Executive Officer

NetLogic Microsystems, Inc.

1875 Charleston Road

Mountain View, CA 94043

(Name and address of agent for service)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee (4)
Common Stock, par value $0.01 per share
To be issued upon exercise of options granted under the 2000 Stock Plan	1,906,238	$4.31	(2)	$8,215,885.78	$1,040.96
To be issued upon exercise of options to be granted under the 2004 Equity Incentive Plan	3,323,191	$9.20	(3)	$30,573,357.20	$3,873.65
To be issued under the 2004 Employee Stock Purchase Plan	750,000	$9.20	(3)	$6,900,000.00	$874.23
TOTAL:					$5,788.84

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rule 457(h) under the Securities Act, the aggregate offering price and fee have been computed upon the basis of the price at which the options granted under the 2000 Stock Plan may be exercised. The offering price per share set forth for such shares is the weighted average exercise price at which such options are exercisable.
(3)	Estimated solely for purposes of calculating the amount of the registration fee. The estimate is made pursuant to Rule 457(c) of the Securities Act.
(4)	Calculated pursuant to Section 6(b) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information required in Part I will be sent or given to employees participating in the Plans, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation Of Documents By Reference.

The following documents filed by NetLogic Microsystems, Inc. (the “Registrant”) with the Commission pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s prospectus filed with the Commission pursuant to Rule 424(b)(4) under the Securities Act on July 15, 2004; and

(b)	The section entitled “Description of Registrant’s Securities” contained in the Registrant’s Registration Statement on Form 8-A (file No. 000-50838) filed with the Commission on July 8, 2004, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description Of Securities.

Not applicable.

Item 5. Interests Of Named Experts And Counsel.

The validity of the common stock being offered hereby will be passed upon for the Registrant by Bingham McCutchen LLP, East Palo Alto, California. Bingham McCutchen LLP owns 5,000 shares of the Registrant’s common stock.

Item 6. Indemnification Of Directors And Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by the DGCL, the Registrant’s bylaws provide that the Registrant shall indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by law. The bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability arising out of his or her actions in that capacity if he or she is serving at the Registrant’s request. The Registrant has obtained officer and director liability insurance with respect to liabilities arising out of various matters, including matters arising under the Securities Act.

The Registrant’s certificate of incorporation, as amended, provides that the Registrant shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Registrant or any predecessor of the Registrant, or serves or served at any other enterprise as a director or officer at the request of the Registrant or any predecessor to the Registrant.

The Registrant has entered into agreements with its directors that, among other things, indemnify them for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by or in the right of the Registrant, arising out of the person’s services as a director or officer of the Registrant or any other company or enterprise to which the person provides services at the Registrant’s request.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit	Description
4.1	Specimen common stock certificate*

4.2

Second Amended and Restated Investor Rights Agreement dated August 31, 2001, as amended by the Amendments to Second Amended and Restated Investor Rights Agreement dated March 18, 2004, April 16, 2004 and June 12, 2004**

4.3	Rights Agreement dated July 7, 2004 by and between the Registrant and Wells Fargo Bank, National Association***

5.1	Opinion of Bingham McCutchen LLP as to the legality of the securities being registered

10.1	2000 Stock Plan and forms of related agreements†

10.2	2004 Equity Incentive Plan*

10.3	2004 Employee Stock Purchase Plan and forms of related agreements

10.4	Form of Stock Option Agreement under the 2004 Equity Incentive Plan

23.1	Consent of Bingham McCutchen LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included in signature pages to this Registration Statement)

*	Incorporated by reference to the same-numbered exhibit to Amendment No. 3 to the Form S-1 filed by the Registrant with the Securities and Exchange Commission on June 21, 2004.
**	Incorporated by reference to the same-numbered exhibit to Amendment No. 2 to the Form S-1 filed by the Registrant with the Securities and Exchange Commission on June 14, 2004.
***	Incorporated by reference to Exhibit (i) to Form 8-A filed by the Registrant with the Securities and Exchange Commission on July 8, 2004.
†	Incorporated by reference to the same-numbered exhibit to the Form S-1 filed by the Registrant with the Securities and Exchange Commission on April 16, 2004.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, state of California, on the 23rd day of July, 2004.

NetLogic Microsystems, Inc.

By:	/s/ Ronald Jankov
Ronald Jankov
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 23rd day of July, 2004.

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ronald Jankov and Donald Witmer, and each one of them, acting individually and without the other, as his or her attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

/S/ RONALD JANKOV Ronald Jankov	Director, President and Chief Executive Officer (Principal Executive Officer)

/S/ DONALD WITMER Donald Witmer	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/S/ LEONARD PERHAM Leonard Perham	Chairman of the Board

/S/ LIONEL ALLEN Lionel Allen	Director

/S/ DOUGLAS BROYLES Douglas Broyles	Director

/S/ STEVE DOMENIK Steve Domenik	Director

/S/ NORMAN GODINHO Norman Godinho	Director

/S/ VARADARAJAN SRINIVASAN Varadarajan Srinivasan	Director

EXHIBIT INDEX

Exhibit	Description
4.1	Specimen common stock certificate*

4.2	Second Amended and Restated Investor Rights Agreement dated August 31, 2001, as amended by the Amendments to Second Amended and Restated Investor Rights Agreement dated March 18, 2004, April 16, 2004 and June 12, 2004**

4.3	Rights Agreement dated July 7, 2004 by and between the Registrant and Wells Fargo Bank, National Association***

5.1	Opinion of Bingham McCutchen LLP as to the legality of the securities being registered

10.1	2000 Stock Plan and forms of related agreements†

10.2	2004 Equity Incentive Plan*

10.3	2004 Employee Stock Purchase Plan and forms of related agreements

10.4	Form of Stock Option Agreement under the 2004 Equity Incentive Plan

23.1	Consent of Bingham McCutchen LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included in signature pages to this Registration Statement)

*	Incorporated by reference to the same-numbered exhibit to Amendment No. 3 to the Form S-1 filed by the Registrant with the Securities and Exchange Commission on June 21, 2004.
**	Incorporated by reference to the same-numbered exhibit to Amendment No. 2 to the Form S-1 filed by the Registrant with the Securities and Exchange Commission on June 14, 2004.
***	Incorporated by reference to Exhibit (i) to Form 8-A filed by the Registrant with the Securities and Exchange Commission on July 8, 2004.
†	Incorporated by reference to the same-numbered exhibit to the Form S-1 filed by the Registrant with the Securities and Exchange Commission on April 16, 2004.